As filed with the Securities and Exchange Commission on December 13, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
_______________

Daktronics, Inc.
(Exact name of Registrant as specified in its charter)
_______________

South Dakota (State or other jurisdiction of incorporation or organization)	46-0306862 (I.R.S. Employer Identification No.)

201 Daktronics Drive Brookings, SD 57006
(Address of principal executive offices) (Zip Code)
_______________

Daktronics, Inc. 2002 Employee Stock Purchase Plan
(Full title of the plan)
_______________

Sheila M. Anderson Daktronics, Inc 201 Daktronics Drive Brookings, SD 57006 (Name and address of agent for service)
(605) 692-0200 (Telephone number, including area code, of agent for service)
_______________
Copies to:
Michele D. Vaillancourt
Winthrop & Weinstine, P.A.
225 South Sixth Street, Suite 3500
Minneapolis, MN 55402
(612) 604-6400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TABLE OF CONTENTS

Part I - Information Required in the Section 10(a) Prospectus
Item 1. Plan Information
Item 2. Registrant Information and Employee Plan Annual Information

Part II - Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings

Signatures

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Registration Statement on Form S-8 is omitted from this
Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the
“Securities Act”), and the introductory note to Part I of Form S-8. Pursuant to Rule 428(b)(1) under the Securities Act, the document containing the information specified in Part I of Form S-8 will be distributed to persons who receive shares of the no par value common stock of Daktronics, Inc. (hereinafter “we,” “us,” “our” or the “Company”) under the Daktronics, Inc. 2002 Employee Stock Purchase Plan. Each disclosure document constitutes a Section 10(a) prospectus and is incorporated by reference in this Registration Statement, but it is not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement.

Item 1. Plan Information.

Not filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by the Company, are incorporated by reference in this Registration Statement:

a. Our Annual Report on Form 10-K for the fiscal year ended April 30, 2022 filed with the SEC on June 16, 2022 (the “2022 Form 10-K”);

b. The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on August 8, 2022 that are incorporated by reference into our 2022 Form 10-K;

c. Our Quarterly Reports on Form 10-Q for the fiscal quarter ended July 30, 2022 filed with the SEC on September 2, 2022 and for the fiscal quarter ended October 29, 2022 filed with the SEC on December 13, 2022; and

d. Our Current Reports on Form 8-K dated July 23, 2022 and filed with the SEC on July 27, 2022; dated July 28, 2022 and filed with the SEC on July 29, 2022; dated and filed with the SEC on August 16, 2022 (as amended by the Current Report on Form 8-K/A dated August 16, 2022 and filed with the SEC on August 18, 2022); dated and filed with the SEC on August 31, 2022, dated and filed with the SEC on September 7, 2022; dated September 7, 2022 and filed with the SEC on September 9, 2022; dated September 8, 2022 and filed with the SEC on September 9, 2022; dated October 31, 2022 and filed with the SEC on November 1, 2022; dated December 5, 2022 and filed with the SEC on December 6, 2022; and dated and filed with the SEC on December 7, 2022 (as amended by the Current Report on Form 8-K/A dated and filed with the SEC on December 12, 2022).

In addition, all reports and definitive proxy or information statements filed (but not furnished) by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the time of the initial filing of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (excluding, however, any portion of such documents not deemed to be “filed” with the SEC pursuant to the rules of the SEC) shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference. unless such Form 8-K expressly provides to the contrary.

    We will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to Ms. Sheila M. Anderson, our Chief Financial Officer, at our principal offices, 201 Daktronics Drive, Brookings, South Dakota 57006, or by telephone at (605) 692-0200.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 8 of our Articles of Incorporation and Article VI of our Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent authorized or permitted by the South Dakota Business Corporation Act (“SDBCA”). Section 47‑1A‑851 and Section 47‑1A‑856(1) of the SDBCA provide that the Company may indemnify its officers and directors against liability incurred in connection with proceedings in which such persons are parties by reason of being an officer or director of the Company if they (1) acted in good faith; (2) reasonably believed: (a) in the case of conduct in an official capacity, that the conduct was in the best interests of the Company, and (b) in all other cases, that the conduct was at least not opposed to the best interests of the Company; and (3) in the case of any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. This indemnification may be available for any liabilities arising in connection with this offering. In addition, Section 47‑1A‑856(2)(b) of the SDBCA permits the Company to indemnify an officer of the Company who is a party to a proceeding by reason of being an officer of the Company against liability, except for liability arising out of conduct that constitutes receipt of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the Company or its shareholders, or an intentional violation of criminal law. Section 47‑1A‑857 of the SDBCA permits the Company to purchase and maintain insurance on behalf of its officers and directors against any liability which may be asserted against, or incurred by, such persons in their capacities as officers and directors of the Company, whether or not the Company would have power to indemnify or advance expenses to the person against the same liability under the provisions of the SDBCA. The Company maintains officers’ and directors’ liability insurance for the benefit of its officers and directors.

Article VI of our Bylaws and Article 8 of our Articles of Incorporation also provide that the Company may indemnify other persons, for such expenses and liabilities, in such manner and under such circumstances, as the Board of Directors may determine from time to time.

Section 7.3 of Article 7 of our Articles of Incorporation provides that the liability of our directors to the Company or its shareholders shall be limited to the fullest extent permitted by the SDBCA. Section 47‑1A‑202.1(4) of the SDBCA permits a corporation to provide in its articles of incorporation that its directors will not be liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as directors, except for liability for receipt of a financial benefit by a director to which the director is not entitled; an intentional infliction of harm on the corporation or its shareholders; a violation of Section 47‑1A‑833 of the SDBCA (relating to unlawful distributions); or an intentional violation of criminal law.

Under Section 47‑1A‑831 of the SDBCA, the Company’s directors are not liable to it or its shareholders for any decision to take or not to take action, or any failure to take any action, as a director, unless the party asserting liability establishes that (1) the indemnification provisions in the Company’s Articles of Incorporation and the SDBCA do not preclude such liability and (2) the challenged conduct consisted or was the result of (a) action not in good faith; (b) a decision (i) which the director did not reasonably believe to be in the Company’s best interests or (ii) as to which the director was not properly informed; (c) a lack of objectivity due to the director’s familial, financial, or business relationship with, or a lack of independence due to the director’s domination or control by, another person having a material interest in the challenged conduct (i) which relationship or which domination or control could reasonably be expected to have affected the director’s judgment respecting the challenged conduct in a manner adverse to the Company and (ii) after a reasonable expectation to such effect has been established, the director has not established that the challenged conduct was reasonably believed by the director to be in the best interests of the Company; (d) a sustained failure of the director to devote attention to ongoing oversight of the business and affairs of the Company, or a failure to devote timely attention, by making, or causing to be made, appropriate inquiry, when particular facts and circumstances of significant concern materialize that would alert a reasonably attentive director to the need therefor; or (e) receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duties to deal fairly with the Company and its shareholders that is actionable under applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made under this Item 8 to the Exhibit Index included in this Registration Statement.
Exhibit Index

Exhibit No.	Description
4.1
Amended and Restated Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 of the Current Report on Form 10-Q/A (Amendment No. 1) of Daktronics, Inc. filed on December 21, 2018).

4.2	Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.4 filed with our Annual Report on Form 10-K on June 12, 2013).

4.3
Rights Agreement dated as of November 16, 2018 between Daktronics, Inc. and Equiniti Trust Company, as Rights Agent (Incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of Daktronics, Inc. filed on November 16, 2018).

4.4
First Amendment to Rights Agreement dated as of November 19, 2021 between Daktronics, Inc. and Equiniti Trust Company, as Rights Agent (Incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K of Daktronics, Inc. filed on November 19, 2021).

4.5
Daktronics, Inc. 2002 Employee Stock Purchase Plan effective November 1, 2002 (Incorporated by reference to Exhibit 4.5 of the Registration Statement on Form S-8 of Daktronics, Inc. filed on October 30, 2002, File No. 333-100842).

4.6	Daktronics, Inc. Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934.(1)

5.1	Opinion of Winthrop & Weinstine, P.A. as to the legality of common stock of the Company.(1)

23.1	Consent of Deloitte & Touche LLP.(1)

23.3	Consent of Winthrop & Weinstine, P.A. (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included as part of signature page).

107.1	Calculation of Filing Fees Table.(1)
(1) Filed herewith electronically

Item 9. Undertakings.

1. Rule 415 Offering.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) of this section do not apply if the information is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Request For Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookings, State of South Dakota, on December 13, 2022.

Daktronics, Inc.

By: /s/ Sheila M. Anderson
Sheila M. Anderson, Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Reece A. Kurtenbach and Sheila M. Anderson, each of whom may act individually, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Reece A. Kurtenbach	President, Chief Executive Officer and	December 13, 2022
Reece A. Kurtenbach	Director (principal executive officer)

/s/ Kevin P. McDermott	Director	December 13, 2022
Kevin P. McDermott

/s/ John P. Friel	Director	December 13, 2022
John P. Friel

/s/ Shereta Williams	Director	December 13, 2022
Sherera Williams

/s/ Lance D. Bultena	Director	December 13, 2022
Lance D. Bultena

/s/ Dr. José-Marie Griffiths	Director	December 13, 2022
Dr. José-Marie Griffiths

/s/ Andrew Siegel	Director	December 13, 2022
Andrew Siegel

/s/ Howard Atkins	Director	December 13, 2022
Howard Atkins

/s/ Sheila M. Anderson	Chief Financial Officer (principal financial	December 13, 2022
Sheila M. Anderson	officer and principal accounting officer)